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                                                                   EXHIBIT A

XM RADIO SATELLITE LAUNCH RESCHEDULED FOR FEBRUARY 28

Las Vegas, January 9, 2001 -- Sea Launch has rescheduled the launch of XM Satellite Radio's satellite for Wednesday, February 28. In staying with conservative mission parameters, yesterday's launch countdown was halted when a possible minor out-of-specification condition was detected on the satellite.

Shortly after the launch was halted the condition identified was determined to be within specification and the satellite remains in excellent health.

Since the launch halt command was issued shortly before intentional ignition and occurred after some engine pre-ignition processes had commenced, the decision has been made to return to Sea Launch's Long Beach Home Port and initiate a re-start of the 50-day launch preparedness cycle for the XM satellite.

As a consequence of the rescheduling of XM's first satellite, the new schedule for the launch of XM's second satellite is now mid-April. The revised timetable should have no material financial impact on XM's satellite program and will still allow XM to rollout its planned service this summer.

XM will transform radio, an industry that has seen little technological change since FM, almost 40 years ago. XM's strategic investors include America's leading car, radio and satellite TV companies -- General Motors, American Honda Motor Co. Inc., Clear Channel Communications, DIRECTV and Motient Corporation (Nasdaq: MTNT), which holds a controlling interest in the company. The company has a long-term distribution agreement with General Motors to integrate XM-Ready radios into its vehicles commencing in 2001.

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 Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include uncertainties associated with the launch of the company's satellites, the company's dependence on third party vendors, its continuing need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.'s Form S-3 filed with the Securities and Exchange Commission on 10-25-2000. Copies of the filing are available upon request from XM Radio' s Investor Relations Department.